UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) February 19, 2016

AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2016, the Board of Directors (the “Board”) of AutoNation, Inc. (the “Company”) increased the size of the Board to 11 directors and appointed Karen C. Francis as a member of the Board, effective immediately. The Board determined that Ms. Francis qualifies as independent under the director independence standards set forth in the Company’s Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Board also appointed Ms. Francis to its Audit Committee, effective February 19, 2016.

Ms. Francis will participate in the Company’s non-employee director compensation program, pursuant to which she will receive an annual Board retainer of $50,000 for service on the Board. The annual Board retainer will be pro-rated based on the number of months served during the year and will be paid in cash. Ms. Francis will also be entitled to receive expense reimbursement in connection with meeting attendance. As a non-employee director, Ms. Francis is eligible to receive equity awards in the future under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan.

A copy of the press release issued by the Company announcing the appointment of Ms. Francis as a member of the Board is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01 Other Events.

On February 19, 2016, the Company also issued a press release announcing that its Board of Directors has authorized the repurchase of up to an additional $250 million of the Company’s common stock under the Company’s share repurchase program. A copy of the press release is attached as Exhibit 99.2 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of AutoNation, Inc. dated February 19, 2016 announcing the appointment of Karen C. Francis to AutoNation’s Board of Directors.

99.2	Press Release of AutoNation, Inc. dated February 19, 2016 regarding the Company’s share repurchase program.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	February 19, 2016	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President - General Counsel, Corporate Development and Human Resources